                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                               VERTICALNET, INC.,

                                VERTICALNET LLC,

                                 VERT TECH LLC,

                                VERT MARKETS INC.

                                       AND

                             CORRY PUBLISHING, INC.

                                TABLE OF CONTENTS


                                                                                   PAGE
1. Definitions ..................................................................     1
2.       Purchase and Sale ......................................................     7
         2.1      Agreement to Sell and Purchase ................................     7
         2.2      Assumed Liabilities ...........................................     8
         2.3      Purchase Price ................................................     9
         2.4      Allocation ....................................................     9
         2.5      Earn-out ......................................................     9
3.       Closing ................................................................    12
         3.1      Location, Date ................................................    12
         3.2      Deliveries ....................................................    13
4.       Representations and Warranties with Respect to the Seller ..............    14
         4.1      Limited Liability Seller ......................................    14
         4.2      Authorization .................................................    14
         4.3      Validity of Contemplated Transactions .........................    14
         4.4      Capitalization ................................................    14
         4.5      Financial Statements ..........................................    15
         4.6      Tax Matters ...................................................    15
         4.7      Real Property .................................................    15
         4.8      Subsidiaries ..................................................    15
         4.9      Legal Proceedings; Compliance with Law; Governmental Permits ..    15
         4.10     Environmental Matters .........................................    16
         4.11     Contracts and Commitments .....................................    17
         4.12     Employee Relations ............................................    17
         4.13     ERISA. ........................................................    18
         4.14     Intellectual Property .........................................    18
         4.15     Absence of Certain Changes ....................................    20
         4.16     Operation of the Business .....................................    21
         4.17     Finder's Fees .................................................    21
         4.18     Insurance .....................................................    21
         4.19     Condition of Purchased Assets; Title; Business ................    21
         4.20     Warranties ....................................................    21
         4.21     June Contracts ................................................    21
5.       Representations and Warranties of Vert Tech ............................    22
         5.1      Corporate .....................................................    22
         5.2      Authorization .................................................    22
         5.3      Title .........................................................    22
         5.4      Absence of Claims .............................................    22
6.       Representations and Warranties of the Parent ...........................    22
         6.1      Corporate .....................................................    22
         6.2      Authorization .................................................    22
         6.3      Implied Representations or Warranties .........................    22
7.       Representations and Warranties of the Buyer ............................    23
         7.1      Corporate .....................................................    23
         7.2      Authorization .................................................    23
         7.3      Validity of Contemplated Transactions .........................    23
         7.4      Brokers or Finders ............................................    24
         7.5      Implied Representations or Warranties .........................    24

                                TABLE OF CONTENTS
                                   (continued)

                                                                                   PAGE
8.       Certain Covenants ......................................................    24
         8.1      Public Announcements ..........................................    24
         8.2      Expenses ......................................................    24
         8.3      Employees .....................................................    24
         8.4      Confidentiality ...............................................    24
         8.5      Transfer of Certain Proprietary Rights ........................    25
         8.6      Post Closing Proprietary Rights Obligations ...................    25
         8.7      Consents ......................................................    25
         8.8      Subsequent Payments. ..........................................    26
         8.9      Transition ....................................................    26
         8.10     Post-Closing Payables .........................................    26
         8.11     Online Navigation .............................................    26
         8.12     Proration of Certain Expenses .................................    26
         8.13     Satisfaction of Certain Payables ..............................    26
9.       Additional Covenants of the Selling Companies ..........................    27
         9.1      Competition ...................................................    27
         9.2      Facility Move and Additional Equipment ........................    27
         9.3      Maintenance of Records ........................................    28
         9.4      Verticalnet Trade Name and Trademarks .........................    28
10.      Indemnification ........................................................    28
         10.1     General .......................................................    28
         10.2     Procedure for Claims ..........................................    29
         10.3     Expiration Dates ..............................................    29
         10.4     Third Party Claims ............................................    30
         10.5     Set-Off Right .................................................    31
11.      General ................................................................    31
         11.1     Governing Law .................................................    31
         11.2     Jurisdiction ..................................................    31
         11.3     Further Assurances ............................................    31
         11.4     Binding Effect ................................................    31
         11.5     Waiver of Conditions ..........................................    32
         11.6     Exhibits; Schedules ...........................................    32
         11.7     Disclosure Letter .............................................    32
         11.8     Entire Agreement ..............................................    32
         11.9     Notices .......................................................    32
         11.10    Counterparts ..................................................    33
         11.11    Amendment .....................................................    33
         11.12    Interpretation ................................................    33
         11.13    Negotiated Agreement ..........................................    34
         11.14    Severability ..................................................    34
         11.15    Relationship of the Parties ...................................    34

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 28th day of June, 2002 by and among VERTICALNET, INC., a Pennsylvania corporation (the "Parent"), VERTICALNET LLC, a Delaware limited liability company (the "Seller"), and VERT TECH LLC, a Delaware limited liability company ("Vert Tech"), and CORRY PUBLISHING, INC., a Pennsylvania corporation ("Corry"), and VERT MARKETS INC., a Pennsylvania corporation (the "Buyer"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

         Parent is the sole member of the Seller and Vert Tech is an Affiliate of Seller.

         This Agreement sets forth the terms and conditions upon which the Buyer is purchasing the Purchased Assets from the Selling Companies (as defined herein) and Vert Tech.

         In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

                                    Agreement

1. Definitions. For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

         "Action" is defined in Section 10.4(a).

         "Affiliates" means, with respect to a particular Party, Persons controlling, controlled by or under common control with that Party, that Party and of its other Affiliates. For the purposes of this Agreement, "control" shall mean the ownership, directly or indirectly, of a majority of the voting securities of any Person.

         "Agreement" means this Asset Purchase Agreement, the Disclosure Letter and the exhibits and schedules hereto.

         "Assumed Liabilities" means those Liabilities of the Business that, at the Closing, the Buyer shall assume and, pay, discharge or perform, as appropriate, when due, are set forth on Schedule 1.

         "Audit" means any audit or other examination of Taxes by any Taxing Authority, or any proceeding or appeal of such proceeding relating to Taxes.

         "Benefit Plans" means any profit sharing or other employee benefit plan, within the meaning of Section 3(3) of ERISA, and any other plan, agreement, or arrangement sponsored, maintained or contributed to by the Parent, the Seller or any ERISA Affiliate for the benefit of employees, directors or consultants of the Seller.

         "Bill of Sale, Assignment and Assumption Agreement" means a bill of sale, assignment and assumption agreement by and between the Seller and the Buyer in substantially the same form as Exhibit A.

         "Business" means the business unit of the Parent known as the "SMB" business.

         "Business Day" means any day on which banks in Pennsylvania are required to be open for business.

         "Buyer" is defined in the preamble.

         "Buyer Companies" means Corry and the Buyer, together.

         "Buyer Employment Agreement" is defined in Section 8.3.

         "Buyer Indemnified Parties" is defined in Section 10.1.

         "Charter Documents" means, as appropriate, an entity's certificate or articles of incorporation, limited liability company certificate, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Claim Notice" is defined in Section 10.2(a).

         "Claim Response" is defined in Section 10.2(a).

         "Closing" is defined in Section 3.1.

         "Closing Date" is defined in Section 3.1.

         "Closing Payment" is defined in Section 2.3.

         "COBRA" means Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Contract" means any oral or written contract, agreement, lease, instrument or other commitment that is legally binding on any Person or its property under applicable law.

         "Corry" is defined in the preamble.

         "Court Order" means any judgment, decree, injunction, order or ruling of any U.S. Federal, state, local or foreign or national court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

         "Damages" is defined in Section 10.1.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "Disclosure Letter" means the Disclosure Letter being delivered by the Seller to the Buyer on the date hereof, with respect to the representations and warranties of the Selling Companies under Sections 4 and 6 and Vert Tech under Section 5.

         "Earn-out Payment" is defined in Section 2.5(c).

         "Earn-out Period" is defined in Section 2.5(c).

         "EBITDA" means the net income of the Business computed in accordance with GAAP as consistently applied plus all interest, income taxes, depreciation and amortization deducted in computing such net income and as further adjusted pursuant to Section 2.5.

         "EBITDA Statement" is defined in Section 2.7.

         "Encumbrances" means any indebtedness for money borrowed, lien, mortgage, security interest, pledge, option, right of first refusal, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "End-User Licenses" is defined in Section 4.14(d)(ii).

         "Environment" means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental Law" means all Regulations and Court Orders in effect as of the Closing Date relating to the protection of public health and safety, pollution or protection of the Environment, including common law nuisance, property damage and similar common law theories. The term "Environmental Law" includes (a) the Clean Air Act, 42 U.S.C. Sections 7401 et seq., as amended, (b) the Clean Water Act, 44 U.S.C. Sections 1251 et seq., as amended, (c) the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended, (e) Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended, (f) the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., as amended, (g) the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., as amended, and in each case the implementation regulations and interpretations of such acts and regulations by applicable Governmental Bodies, which are in effect as of the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any Person that together with the Seller is treated as a "single employer" under Section 414 of the Code or Section 4001(b)(1) of ERISA.

         "Excluded Assets" is defined in Section 2.1(b).

         "Excluded Liabilities" is defined in Section 2.2.

         "Expiration Date" is defined in Section 10.3.

         "Facility" means the Real Property leased by the Parent in Horsham, Pennsylvania pursuant to the Facility Lease and used by the Seller as its principal place of business.

         "Facility Lease" means that certain lease agreement between the Parent and Landlord relating to 700 Dresher Road, Horsham, Pennsylvania.

         "Financial Statements" means (a) the unaudited "bookings basis" income statement and general income statement of the Seller for the quarter ended as of December 31, 2001, and (b) the unaudited balance sheet of the Seller as of May 31, 2002.

         "GAAP" means generally accepted U.S. accounting principles.

         "Governmental Approval" means, with regard to the Seller, any permit, certificate, license, franchise, privilege, approval, registration and authorization required under any applicable Regulation.

         "Governmental Authority" means any Federal, state or municipal government and any department, authority or agency thereof.

         "Hazardous Substances" means (a) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (b) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law and (c) asbestos or asbestos-containing substances.

         "IRS" means the U.S. Internal Revenue Service.

         "Landlord" means Liberty Property Limited Partnership or any successor thereto.

         "Liability" means any legally binding liability or obligation of or by any Person.

         "Litigation" means any action, arbitration, hearing, litigation or suit (whether civil, criminal or administrative) or Court Order commenced, brought conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "Material Adverse Effect" or "Material Adverse Change" or a similar phrase of similar import, means any change, effect or circumstance that, individually or in the aggregate, is materially adverse to the business, financial condition or results of operations of the Seller other than any change, effect or circumstance (a) affecting the economy generally or the industry in which the Seller operates, or (b) arising by the announcement or pendency of this Agreement or the Transactions.

         "Maximum Earn-Out Payment" means $6,500,000.

         "Minor Contracts" is defined in Section 4.11(a).

         "Non-Assignable Contracts" is defined in Section 2.6.

         "Nondisclosure Agreement" means that certain Nondisclosure Agreement dated March 20, 2002 and entered into by the Buyer and the Seller.

         "Parent" is defined in the preamble.

         "Party" means any of the Parent, the Seller and Corry and the Buyer.

         "Payroll Taxes" is defined in Section 8.4.

         "Permitted Liens" means (a) statutory liens securing obligations that are not delinquent, (b) such imperfections or irregularities of title or liens as do not materially detract from the value of or interfere with the present use of the material assets of the Seller or Proprietary Rights of the Seller, subject thereto or otherwise materially impair present operations of the Seller, (c) the rights of customers of the Seller under Contracts entered into by the Seller in the ordinary course of business, (d) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar liens arising in the ordinary course of business in respect of obligations not overdue or that are being contested in good faith and (e) deposits or pledges that are statutory obligations to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations.

         "Person" means any natural person, limited liability company, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Prime Rate" means the prime rate of interest from time to time in effect as reported by The Wall Street Journal.

         "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications (including provisional applications) therefor, (b) U.S., state and foreign trademarks, service marks, trade dress, logos and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) Trade Secrets, (e) URL and domain name registrations, (f) other proprietary rights (including proprietary rights of any nature related to any Software Products internally developed or designed by the Parent or any Affiliate thereof and/or used in connection with Business as presently conducted) and (g) copies and tangible embodiments thereof (in whatever form or medium). As used in this Agreement with respect to the Seller, "Proprietary Rights" shall be deemed to include all Proprietary Rights owned or licensed by any Person (including the Seller) in connection with the Business.

         "Proprietary Rights of the Seller" means the Proprietary Rights listed on Schedule 2(a)(iii).

         "PTO" means the U.S. Patent and Trademark Office or any successor body.

         "Purchase Price" means the price payable by the Buyer to the Parent for the Purchased Assets hereunder.

         "Purchased Assets" is defined in Section 2.1(a).

         "Quarterly Earn-out Period" means each of the first 16 periods of three consecutive calendar months commencing on July 1, 2002.

         "Real Property" means any interest in land or the buildings and improvement located thereon.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any Governmental Authority.

         "Release" means any spill, leak, emission, discharge, deposit, escape, leach, dump or other release into the Environment, whether intentional or unintentional, of any Hazardous Substance.

         "Required Consents" is defined in Section 4.3.

         "Response Period" is defined in Section 10.2(a).

         "Restricted Activities" is defined in Section 9.1(a).

         "Restricted Area" is defined in Section 9.1(a).

         "Restricted Party" is defined in Section 9.1(a).

         "Selling Companies" means the Parent and the Seller.

         "Selling Companies' knowledge" means the actual knowledge, after reasonable review of the applicable Transaction Documents (including the Exhibits and attachments thereto, if any, and the applicable portions of the Disclosure Letter) of James McKenzie, Thomas Roberts or Michael Hagan, and, with respect to Section 4.14(d) only, Andrew Buchanan.

         "Seller Employee" means any employee, director, manager or consultant of the Seller.

         "Seller Indemnified Parties" is defined in Section 10.1(b).

         "Software Products" means any computer software products sold, distributed or marketed by the Selling Companies or Vert Tech, and all computer operating, security, programming software or database that is owned by or licensed to the Selling Companies or Vert Tech that is used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use in connection with the Proprietary Rights of the Seller or the software listed on Schedule 2(a)(iv), including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., telephone call processing, etc.), and any and all documentation and object and source codes related thereto. "Software Products" does not include commercial off the shelf software.

         "Sub-Lease" means the sublease between the Buyer and the Parent in substantially the same form as attached hereto as Exhibit B.

         "Tax Authority" means the IRS and any other domestic Governmental Authority responsible for the administration of any Taxes.

         "Tax Benefit" means a reduction in the federal, state or local Liability of the Buyer or of any of its Affiliates for Taxes resulting from any event that is the basis for an indemnification claim under
         Section 10.

         "Tax Contest" means any Audit, Action, deficiency, adjustment, dispute, or other claim related to any Tax for which a claim for indemnification may be made hereunder.

         "Tax Returns" means all U.S. federal, state and local tax returns, declarations, statements, reports, schedules, forms and information returns and any amended return relating to Taxes.

         "Taxes" means all taxes, duties, charges, fees, levies or other assessment properly imposed by any Governmental Authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any tax assessment).

         "Trade Secrets" means all trade secrets and confidential business and/or technical data or information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

         "Transaction Documents" means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Sublease, the Proprietary Rights Documents and any other agreements and documents contemplated herein.

         "Transactions" means the purchase and sale of the Purchased Assets and any other transactions contemplated by this Agreement or any other Transaction Document.

         "Unaudited Balance Sheet" means the unaudited balance sheet of the Seller as of May 31, 2002 included in the Financial Statements.

         "Unaudited Balance Sheet Date" means May 31, 2002.

         "U.S." means the United States of America.

         "Vert Tech" is defined in the preamble.

2. Purchase and Sale.

         2.1 Agreement to Sell and Purchase.

                  (a) At the Closing, the Selling Companies and Vert Tech each shall grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from each Selling Company and Vert Tech, all right, title and interest of such Selling Company and Vert Tech in and to all of the assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible wherever situated (the "Purchased Assets"), free and clear of all Encumbrances, other than as set forth herein, including the following:

                           (i) All fixed assets identified in Schedule
2.1(a)(i);

                           (ii) All customer lists, customer relationships,
customer data and goodwill relating to the Business;

                           (iii) All Proprietary Rights of the Seller identified
in Schedule 2.1(a)(iii);

                           (iv) All Software Products identified in Schedule
2.1(a)(iv);

                           (v) Any and all rights of the Seller or the Parent in
and under customer or operating Contracts, written or oral, relating to the Business that are identified in Schedule 2.1(a)(v);

                           (vi) All rights related to any prepaid expenses of
the Seller that are identified in Schedule 2.1(a)(vi);

                           (vii) All cash received after the Closing on account
of any Marketplace Manager and advertising Contracts of the Business sold in June 2002;

                           (viii) All cash received after the Closing on account
of all 30-day free trial Contracts of the Business; and

                           (ix) All cash received after the Closing on account
of horizontal partner/business development relationships of the Business.

                  (b) Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the "Excluded Assets"):

                           (i) cash, cash equivalents and short-term investments
(other than as set forth in Sections 2.1(a)(vii)-(ix));

                           (ii) all cash received (other than cash received on
account of those Contracts or relationships enumerated in Sections 2.1(a)(vii)-(ix)) after the Closing;

                           (iii) all claims for refund for Taxes and other
governmental charges of whatever nature;

                           (iv) the corporate seals, Charter Documents, minute
books, stock books, tax returns, books of account or other records having to do with the corporate organization of the Seller;

                           (v) the rights that accrue or will accrue to any
Selling Company under this Agreement and the other Transaction Documents;

                           (vi) all rights and interests in any insurance
policies; or

                           (vii) any asset, property, and rights of any kind,
and description, real, personal and mixed, tangible and intangible wherever situated that is not set forth on Schedule 2.1(a).

         The Parties hereby acknowledge that neither Selling Company nor Vert Tech is conveying to any Buyer Party any of the Excluded Assets and that, following Closing, none of the Buyer Parties will have any right, title, interest or obligation with respect to any Excluded Asset.

         2.2 Assumed Liabilities. At the Closing, the Buyer will assume and shall pay or perform, as the case may be, only the Assumed Liabilities. Corry hereby guarantees the prompt payment and performance of the Buyer's obligations under this Section 2.2. The foregoing guarantee is a guarantee of payment and not merely of collection and it shall not be necessary to make demand upon Corry in order to enforce the rights granted hereby. Except for the Assumed Liabilities, neither Buyer Party shall, and none shall be deemed to, assume or in any way undertake to pay, perform, satisfy or discharge any other direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency or guaranty of or by any Person, whether absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, of the Selling Companies or Vert Tech, or any of them, existing on or prior to the Closing Date or arising wholly or partially out of any transactions or Contracts entered into, or any state of facts existing, on or prior to the Closing Date (in each case, an "Excluded Liability"), and the Selling Companies and Vert Tech shall pay all such Excluded Liabilities.

         2.3 Purchase Price. In consideration of the grant, sale, conveyance, assignment, transfer and delivery of the Purchased Assets to the Buyer and the assumption by the Buyer of the Assumed Liabilities, the Buyer shall pay a total amount (the "Purchase Price") equal to the sum of (i) $2,350,000 (the "Closing Payment"), plus (ii) the amount, if any, of the Earn-out Payment. The Closing Payment shall be paid by the Buyer to the Parent in immediately available funds pursuant to written wire transfer instructions provided by the Parent to the Buyer prior to the Closing Date.

         2.4 Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with the respective fair market values of the assets pursuant to an allocation schedule that is mutually agreed upon between the Buyer and the Parent within 20 Business Days from the date hereof and which shall be prepared in accordance with Section 1060 of the Code and the regulations adopted thereunder. Neither any Selling Company nor the Buyer will take a position on any Tax Return, before any Governmental Agency charged with the collection of any income Tax, or any judicial proceeding that is in any way inconsistent with the terms of such schedule, and the Buyer and the Selling Companies shall file Form 8594 with the IRS in a manner consistent with the allocation as determined in accordance with such schedule. If there is an adjustment to the Purchase Price under Section 2.5, such adjustment will change as mutually agreed between the Parties at such time.

         2.5 Earn-out.

                  (a) Delivery of EBITDA Statement. Within 20 Business Days of the end of each Quarterly Earn-out Period, during the four-year period following the Closing Date (unless the maximum Earn-out Payment has previously been paid), the Buyer shall deliver to the Parent a written statement of the Business for such period which shall set forth the income statement of the Business for such period and, in reasonable detail, the calculation of EBITDA in accordance with this Agreement (each, an "EBITDA Statement") and a balance sheet of the Business as of the first day of the next Quarterly Earn-out Period (except for the balance sheet of the Business as of July 1, 2002 which shall be delivered by August 15, 2002) which shall be prepared by management in good faith and in accordance with Section 2.5(b). At the request of the Parent, the Buyer will permit representatives of the Parent to review the accounting records underlying the EBITDA Statement. Within 10 Business Days after the Parent's receipt of an EBITDA Statement, the Parent shall give the Buyer notice of its disagreement, if any, with the EBITDA Statement (the "Earn-out Dispute Notice"). During the 15 Business Days after the day on which any Earn-out Dispute Notice is given, the Parent and the Buyer shall attempt to resolve such dispute in good-faith. If the Parent and the Buyer fail to reach a written agreement regarding such dispute, they shall refer the dispute to the Philadelphia office of the accounting firm of PriceWaterhousecoopers (the "Resolution Firm") and request the Resolution Firm to determine, within 15 Business Days, the items in dispute and any resulting adjustments to the EBITDA of the Business for the relevant Quarterly Earn-out Period. The Buyer and the Parent shall be entitled to have their respective independent accountants or other representatives submit such information to the Resolution Firm as considered appropriate. Each Party shall receive prompt written notice of the results of the determination. The EBITDA of the Business as of the relevant date determined by the Resolution Firm shall be final and binding for the purposes of determining the Earn-out Payment, if any, for the relevant Quarterly Earn-out Period. The costs of the Resolution Firm shall be borne equally by the Buyer and the Parent. With respect to any Quarterly Earn-out Period for which the Parent fails to submit an Earn-out Dispute Notice to the Buyer, the Selling Companies shall have the right, for up to one year following the delivery of the applicable EBITDA Statement, to engage an audit firm to perform an audit of all records relevant to such EBITDA Statement. If the audit reveals that the EBITDA reflected on the EBITDA Statement should have been increased by 10% or more, the Buyer shall reimburse the Parent for the full out-of-pocket cost of the actual fees associated with the retention of the audit firm and shall remit to the Parent, within 10 Business Days from the date on which the audit firm delivers its results to the Buyer, the amount of any

Earn-out Payment owed as a result of such inaccuracy. The Selling Companies shall be entitled to initiate the foregoing audit process no more than twice during the Earn-out Period.

                  (b) Calculation of EBITDA. Except as agreed in writing by the Parent, each EBITDA Statement shall be prepared in accordance with GAAP, with such deviations from, or understandings with respect to, GAAP as are set forth herein.

                           (i) Subject to the foregoing, the calculation of
EBITDA for the purposes of this Section 2.5 shall disregard:

                                    (A) inter-company reimbursements or charges
related specifically to general and administrative expenses of the Business in excess of $100,000 per year;

                                    (B) any expense that relates to a barter
transaction as well as any non-cash expense (other than prepaid expenses identified in Section 2.1(a)(vi)) in an amount equal to the amount allocated for such account pursuant to Section 2.4);

                                    (C) any expense associated with any
indebtedness for money borrowed by the Buyer in order to pay the Purchase Price;

                                    (D) compensation paid to (1) Thomas Roberts
in excess of $300,000 per year, as adjusted in accordance with the Consumer Price Index or other similar index and (2) other employees of the Business in excess of such employees' annual compensation package as adjusted from time to time (including salary, overtime and performance-based commissions or bonuses);

                                    (E) revenue or income associated with any
Contract, agreement or arrangement referenced in item 1 of Schedule 1, except for those Contracts relating to the assets referenced in Sections
2.1(a)(vii)-(ix); and

                                    (F) any expenses related to any item for
which any Seller Indemnified Party received any indemnification payment pursuant to Section 10.

                           (ii) Notwithstanding the foregoing, the calculation
of the EBITDA for the purposes of this Section 2.5 shall include, in the event the Buyer is required by a third party licensor of a software product identified on Schedule 2.1(a)(iv) to purchase a valid license (as a result of the purported transferred license being invalid), expenses paid in connection with securing such license (with the same general license rights), such expenses to be amortized over the maximum period allowable under GAAP.

                           (iii) The amount of the pre-paid expenses relating to
those matters on Schedule 2.1(a)(vi) included in any calculation of EBITDA shall not exceed the amount allocated to such pre-paid expenses under Section 2.4.

                  (c) Earn-out Payments. In the event that at any time during the four-year period commencing on July 1, 2002 and ending June 30, 2006 (the "Earn-out Period"), the aggregate amount of the trailing EBITDA generated by the Business for the period beginning on the Closing Date and ending on the date of any such calculation is equal to or greater than $1,000,000, then after such date, the Buyer Parties shall, jointly and severally, be liable for payments to the Parent equal to 25% of all EBITDA generated by the Business after such date, as reflected in the EBITDA Statement(s) required by Section

2.5(a) and calculated in accordance with Section 2.5(b) (the "Earn-out Payment"). The Earn-out Payments shall be made within 30 Business Days of the end of each six-month period from and after July 1, 2002, unless the amount of such Earn-out Payment is being disputed by the Parties in accordance with
Section 2.5(a), in which case it will be paid within three Business Days of the dispute being resolved in accordance with Section 2.5(a). The aggregate amount of all Earn-out Payments paid to the Parent shall not exceed the Maximum Earn-out Payment.

                  (d) Default Interest. If any Earn-out Payment (including any additional Earn-out Payment due in accordance with Section 2.5(a)) is not remitted in accordance with the terms hereof, then the Buyer shall also pay to the Parent interest on the overdue Earn-out Payment or such additional amount of Earn-out Payment, as applicable, at the rate of the Prime Rate plus 3% per annum, occurring from and after the respective due date(s) thereof.

                  (e) Covenants During the Measurement Period. The Buyer Parties each understand that the Parent's entitlement to receive Earn-out Payments, if earned in accordance with this Agreement, is a material consideration to the Parent, and, accordingly, the Business will be operated, relative to the Buyer's other businesses, in a manner consistent with enabling an accurate and fair measurement of the EBITDA generated by the Business during the Earn-out Period. Additionally, during the Earn-out Period, the Buyer will not permit, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly, any of the following to occur:

                           (i) any sale or other transfer of any of the material
assets of the Business, for any use other than use by the Business, that contribute to the revenue of the Business as of the date hereof (the "Core Assets");

                           (ii) operate the Business other than in the ordinary
course; provided, however, that the foregoing shall not preclude the Buyer from maintaining a sales force at the Buyer's location in or around Erie, Pennsylvania and maintaining business operations in or around Pittsburgh, Pennsylvania similar to those currently conducted by the Business; or

                           (iii) any transaction between the Buyer and any
Affiliate of the Buyer on terms less favorable to the Buyer than those that could be obtained in arms-length transactions with a Person that is not an Affiliate of the Buyer.

                  (f) Breach of Covenants. If the Parent becomes aware, at any time during the Earn-out Period or within 60 days thereafter, of any actual or purported breach of any of the covenants set forth in Section 2.5(e), then the Parent shall promptly provide written notice thereof to the Buyer Parties, together with the amount (the "Dispute Amount") by which the Parent reasonably believes such breach affected the EBITDA Statement(s) for the relevant periods. If the Buyer disputes the basis for such notice or the Dispute Amount, the Buyer and the Parent shall attempt to resolve such dispute in good faith. If the Buyer and the Parent are unable to so resolve such dispute, then each Party shall observe the dispute resolution process set forth in Section 2.5(a). Failure by the Buyer to dispute any notice so delivered by the Parent within 20 Business Days of the Buyer's receipt of such notice shall be deemed to be acceptance of such notice. Upon acceptance of, agreement over, or settlement of, any dispute with respect to such notice, an amount (the "Earn-Out Premium") equal to the Dispute Amount multiplied by two (the "Dispute Multiplier") shall be credited towards the EBITDA in the relevant Quarterly Earn-out Periods; provided, however, that if the Buyer is liable for any such payment more than twice during the Earn-out Period, the Dispute Multiplier shall thereafter be four. Within 20 Business Days of any such recalculations, the Buyer shall pay to the Parent any additional amounts of Earn-out Premium owed for such Quarterly Earn-out Periods as a result of such recalculations. The Selling Companies' sole and exclusive remedy with respect to an uncured breach of any of the covenants set forth in Section 2.5(e) shall be the remedies set forth in this Section 2.5(f).

                  (g) Acceleration of Earn-out Payments. In the event that any Triggering Transaction (as defined below) shall occur during the Earn-out Period, the Buyer shall pay to the Parent at the closing of such Triggering Transaction an amount equal to 25% of the Net Proceeds (as defined below). The amount of such Net Proceeds payable to the Parent under this Section 2.5 shall not be greater than an amount equal to the Maximum Earn-out Payment less the amount of all Earn-out Payments made to the Parent as of such date. "Net Proceeds," as used in this Section 2.5(g) shall mean the consideration received by the Buyer Parties in connection with a Triggering Transaction less the sum of all (i) outstanding principal and interest payable thereon as of the date of the closing of any such Triggering Transaction by the Buyer Parties on account of any indebtedness for money borrowed by the Buyer solely in connection with paying the Purchase Price or borrowings incurred with the written consent of the Parent, (ii) Taxes incurred by the Buyer Parties (or shareholders of such Buyer Party in the event that the Buyer Parties have paid no tax in connection with such Triggering Transaction) as a result of the receipt of the consideration in any such Triggering Transaction and (iii) in the case of clause (iv) below, all Liabilities of the Business incurred in the ordinary course of business paid or otherwise satisfied on the closing of a Triggering Transaction. The Buyer shall give prior written notice to the Parent as soon as is practicable prior to the implementation of such Triggering Transaction describing such Triggering Transaction in reasonable detail. Prior to making such disclosure, the Buyer may, if reasonable under the circumstances, require the Parent to sign a non-disclosure and confidentiality agreement of reasonable substance and scope in light of the circumstances. In the event of a Triggering Transaction, the Buyer shall make adequate provision in the definitive documentation with respect to such Triggering Transaction, or such other arrangement satisfactory to the Parent, that any payments due to the Parent under this Section 2.5(g) shall be paid at the closing of such Triggering Transaction. Upon the Parent's receipt of any amounts due under this Section 2.5(g), the obligations of the Buyer under this Section 2.5 shall cease and be of no further force or effect. The following shall be a "Triggering Transaction":

                           (i) any reorganization of the Buyer or any
consolidation or merger of the Buyer with or into another entity where such reorganization, merger or consolidation would result in the ownership of more than 20% of the equity securities of the Buyer by Persons who would not be Affiliates of the Buyer Parties as of the date hereof;

                           (ii) any sale of more than 20% of the equity
securities of the Buyer in one or more similar transactions or series of transactions to Persons who would not be Affiliates of the Buyer Parties as of the date hereof;

                           (iii) any sale of all or substantially all of the
assets of the Buyer in one or more similar transactions or series of transactions to Persons who would not be Affiliates of the Buyer Parties as of the date hereof; or

                           (iv) any partial or complete voluntary liquidation,
dissolution or winding up of the affairs of the Buyer.

         2.6 Non-Assignable Contracts. Nothing in this Agreement shall be construed as an attempt by the Selling Companies to assign to any Buyer Party pursuant to this Agreement any Contract, Permit, franchise, claim or asset included in the Purchased Assets that is by its terms or by law non-assignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Selling Companies would not by law pass to the Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract").

3. Closing.

         3.1 Location, Date. The closing for the Transactions (the "Closing") shall be held on the date hereof at the offices of Morgan, Lewis & Bockius LLP, in Philadelphia, Pennsylvania or at such other place and on such other date as the Buyer and the Parent may agree in writing. The date of Closing as referred to herein as the "Closing Date".

         3.2 Deliveries. At the Closing,

                  (a) The Buyer Parties shall deliver, or cause to be delivered, following items to the Parent:

                           (i) the Closing Payment;

                           (ii) duly executed counterparts of the Bill of Sale,
Assignment and Assumption Agreement;

                           (iii) a duly executed counterpart to the Sublease;
and

                           (iv) all other documents required to be delivered by
the Buyer to the Selling Companies at or prior to the Closing Date pursuant to this Agreement.

                  (b) The Selling Companies shall deliver, or cause to be delivered, to the Buyer the following items:

                           (i) duly executed counterparts of the Bill of Sale,
Assignment and Assumption Agreement;

                           (ii) a duly executed counterpart of the Sublease;

                           (iii) all documents, instruments and agreements that
the Buyer may reasonably deem necessary to transfer any of the Proprietary Rights described in Section 8.5 to the Buyer and perfect title in the Buyer to such Proprietary Rights (collectively, the "Proprietary Rights Documents");

                           (iv) all documents evidencing the termination of the
licenses set forth in Section 8.5(c); and

                           (v) all other documents required to be delivered by
the Selling Companies to the Buyer at or prior to the Closing Date pursuant to this Agreement.

                  (c) The Parties shall also deliver to each other the respective agreements, good standing certificates, certified resolutions, cross receipts and such other items (other than legal opinions) as may be reasonably requested.

                  (d) The Parent shall pay the expenses of the Selling Companies incurred in connection with the Transactions. The Buyer shall bear all expenses incurred by the Buyer in relation to the Transactions.

                  (e) Any payment to be made at the Closing, or otherwise pursuant to Section 2, shall be made by a wire transfer of immediately available funds pursuant to wire transfer instruction provided by the Party receiving funds.

4. Representations and Warranties with Respect to the Seller. The Selling Companies, jointly and severally, represent and warrant to the Buyer Parties as follows:

         4.1 Limited Liability Seller. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it does business as of the date hereof where it is required to be so qualified, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Charter Documents of the Seller that have been delivered to the Buyer have been duly adopted and are current, correct and complete. The Seller has all necessary power and authority to own, lease and operate the material assets, owned or leased by it.

         4.2 Authorization. The Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Seller has been duly authorized by all necessary member action on the part of the Seller and its members. The respective Transaction Documents to which the Seller is a party constitute, upon their execution and delivery, valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other Governmental Authority or tribunal before which any proceeding therefor may be brought.

         4.3 Validity of Contemplated Transactions. Except for the consents specified in Section 4.3 of the Disclosure Letter (the "Required Consents"), neither the execution and delivery by the Selling Companies of the respective Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by the Selling Companies, (a) violate any material Regulation or Court Order to which the Selling Companies are subject, (b) conflict with or result in any breach of any provision of the Charter Documents of the Selling Companies, (c) to the Selling Companies' knowledge, require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (d) require any consent, approval or notice under, or result in, or constitute a Default under, any of the terms, conditions or provisions of any Contract (other than a Minor Contract), Proprietary Right or other material agreement to which the Seller (or the Parent, with respect to the Seller's business) is a party, except where the failure to receive any such consent, approval or authorization could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (e) to the Selling Companies' knowledge, accelerate, alter or cause the maturation of or create any Liability of the Seller or give any other Person the right to cause any of the foregoing, or give any Person any rights or remedies against the Seller, (f) alter, diminish or result in the termination, revocation, suspension, cancellation, withdrawal or loss of any of the Seller's assets or, to the Selling Companies' knowledge, create any rights or assets in any other person that may be adverse to the Seller, or (g) to the Selling Companies' knowledge, result in the creation or imposition of any Encumbrance upon any of the Seller's assets or Proprietary Rights, give rise to any rights or Liabilities under any security interests in the Seller's assets or Proprietary Rights or give to any other person any interest or right in any of the Seller's assets or Proprietary Rights, except to the extent any of the foregoing circumstances could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

         4.4 Capitalization.

                  (a) Capitalization. No Person other than the Parent holds any equity interest in the Seller.

                  (b) No Other Securities. Other than the rights granted hereunder, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any equity interest in the Seller.

         4.5 Financial Statements.

                  (a) General. The Financial Statements are in accordance with the Seller's books and records and fairly present in all material respects the financial condition and results of operations of the Seller as of the dates and for the periods indicated thereby.

                  (b) Books and Records. The books and records of the Seller's accounts are in reasonable detail, accurately and fairly reflect in all material respects the activities of the Seller and have been made available to the Buyer for its inspection.

                  (c) All Accounts Recorded. The Seller has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts or funds that have been and are reflected in the normally maintained records of accounts.

         4.6 Tax Matters. The Seller has prepared and filed on or before the due date (including any extensions) any Tax Returns that it was required to file in connection with the Business or any Purchased Asset. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller in connection with the Business or any Purchased Asset have been paid. The Seller has not received any written notice of any claim by an authority in a jurisdiction where the Seller does not file Tax Returns asserting that the Seller is or may be subject to taxation by that jurisdiction. There are no liens, nor any basis for any liens, for Taxes on any of the Purchased Assets or with respect to the Business.

         4.7 Real Property. There are no existing material Defaults by the Parent under the Facility Lease. To the Selling Companies' knowledge, no event has occurred that would constitute a material Default under the Facility Lease.

         4.8 Subsidiaries. The Seller does not own, directly or indirectly, any interest or investment (whether equity or debt or otherwise) in any corporation, partnership, business, trust, joint venture or other legal entity.

         4.9 Legal Proceedings; Compliance with Law; Governmental Permits.

                  (a) Except as set forth in Section 4.9 of the Disclosure Letter, there is no Litigation that is pending or, to the Selling Companies' knowledge, threatened (i) against the Seller or its assets or the Parent with respect to the Seller or (ii) seeking to prevent or challenge any of the Transactions. To the Selling Companies' knowledge, there has been no Default under any Regulations applicable to it, except for any Defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller (and the Parent, with respect to the Seller) has no pending Litigation against any third party. To the Selling Companies' knowledge, no Seller employee is subject to any Litigation that prohibits such Person from engaging in or continuing any conduct, activity or practice that relates to the Business.

                  (b) To the Selling Companies' knowledge, the Seller is in compliance with all Regulations applicable to it and to its business as currently conducted. To the Selling Companies' knowledge, no event has occurred or condition or state of facts exists that would reasonably be expected to (i) constitute or result in a violation or non-compliance by the Seller of any Regulation, or (ii) give rise to any Liability on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, where such violation, non-compliance or undertaking of remedial action would constitute a Material Adverse Effect. Neither of the Selling Companies has received (in regards to the Seller) any written notice from any Governmental Authority or any other person regarding (x) any actual, alleged or potential violation of, or failure to comply with, any Regulation, or (y) any actual, alleged or potential Liability on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Section 4.9(c) of the Disclosure Letter identifies all applicable material Governmental Approvals. To the Selling Companies' knowledge, the Governmental Approvals listed in Section 4.9(c) of the Disclosure Letter constitute all of the Governmental Approvals necessary to allow the Seller to conduct and operate its business in the manner currently conducted and allow the Seller to own and use to its assets in the manner in which they are currently owned and used. Each Governmental Approval is valid, subsisting and in full force and effect. To the Selling Companies' knowledge, except as described in
Section 4.9(c) of the Disclosure Letter, the Seller is in compliance with and has fulfilled and performed its obligations under each Governmental Approval. To the Selling Companies' knowledge, no event or condition or state of facts exists that would reasonably be expected to constitute a breach or default under any Governmental Approval relating to the Seller. The Selling Companies have no knowledge of and neither of them has, with regards to the Seller, received any written notice from any Governmental Authority or any other Person regarding any actual or potential (i) violation of or failure to comply with any material term or requirement of any Governmental Approval, or (ii) revocation, withdrawal, non-renewal, suspension, cancellation, termination of, or modification to any Governmental Approval. No Litigation is pending or, to the Selling Companies' knowledge, threatened to revoke, suspend or modify any Governmental Approval or to deny any renewal of any Governmental Approval. To the Selling Companies' knowledge, all applications required to have been filed for the renewal of any Governmental Approval have been duly filed on a timely basis with the appropriate Governmental Authorities.

         4.10 Environmental Matters. Except as described in Section 4.10 of the Disclosure Letter:

                  (a) The Seller is in compliance with all Environmental Laws applicable to (i) the Seller as it currently operates or (ii) (A) the premises at which its business is conducted and (B) any other property that the Seller owns, leases or operates, except to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such compliance includes the possession by the Seller of all Governmental Approvals required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each Governmental Approval currently held by the Seller pursuant to such Environmental Laws is specifically identified in Section 4.10 of the Disclosure Letter.

                  (b) The Seller has not received any written communication, whether from a Governmental Authority, employee or otherwise, that alleges that the Seller is not in compliance with any Environmental Laws applicable to (i) the Seller or (ii) (A) the premises at which the Business is conducted or (B) any other property that the Seller owns, leases or operates, and there are no present circumstances, conditions, events or incidents that could form the basis of any environmental claim against the Seller, except in all such cases as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) To the Selling Companies' knowledge, the Seller has not treated, stored, recycled, Released or disposed of, or exposed any of its employees to, any Hazardous Substances in violation of any Environmental Law on any real property.

                  (d) This Section 4.10 shall contain the only representations and warranties relating to environmental matters for purposes of this Agreement.

         4.11 Contracts and Commitments.

                  (a) Except as set forth on Section 4.11(a) of the Disclosure Letter, no non-marketplace manager Contract to be assumed by the Buyer involves the sale or supply of products or the performance of services in an amount in excess of $10,000 in any individual case.

                  (b) The Seller has furnished or made available to the Buyer true and complete copies of each Contract listed in Schedule 1 (including all amendments thereto).

                  (c) Except as set forth on Section 4.11(c) of the Disclosure Letter, neither the Seller nor the Parent (as it relates to the Seller or the Business is in material Default under any Contract of the Seller to be assumed by the Buyer at the Closing (or the Parent, as it relates to the Seller or the Business) that would result in a Liability on the part of the Buyer in excess of $20,000 in any individual case, and the aggregate Liabilities that would result from all such Defaults do not exceed $40,000. To the Selling Companies' knowledge, no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default under any Contract to be assumed by the Buyer at the Closing or would give to any Person the right to cause such a termination or would cause an acceleration of any Liability under any such Contract to be assumed by the Buyer at the Closing. Except as described in Section 4.11(c) of the Disclosure Letter, neither the Seller nor the Parent (as it relates to the Seller or the Business) is currently renegotiating any Contract. The Seller has not received any written notice of actual or potential default, violation, cancellation, non-renewal or price increase or sales or production allocation with respect to any Contract to be assumed by the Buyer at the Closing.

         4.12 Employee Relations.

                  (a) Except as described in Section 4.12 of the Disclosure Letter, (i) there are no written employment or consulting Contracts with any Seller Employee that are not terminable at will, with or without cause, without the giving of notice or payment of compensation in either case in excess of what is required by Regulation, (ii) there are no written Contracts with any Seller Employee which provide for retention compensation, and (iii) there are no other written Contracts with any Seller Employee governing the terms or conditions of employment, including severance benefits, termination pay, pay in lieu of notice of termination, redundancy pay or any other similar Contracts regarding the terms and conditions of employment which entitle any Seller Employee to receive severance upon termination or which entitle any Seller Employee to receive compensation after or upon termination.

                  (b) Except as described in Section 4.12 of the Disclosure Letter, (i) the Seller is not a party to, involved in or, to the Selling Companies' knowledge, threatened by, any labor strike, dispute, slowdown, stoppage, lockout, or unfair labor practice charge as defined in the National Labor Relations Act or any applicable law, and during the past five years there has not been any such action, (ii) to the Selling Companies' knowledge, there are no union claims to represent the employees of the Seller, (iii) the Seller is not a party to, bound by, or currently negotiating any collective bargaining agreement, or work rules or practices agreed to with any labor organization or employee association, (iv) none of the employees of the Seller is represented by any labor organization and, to the Selling Companies' knowledge, there are no current union organizing activities among the employees of the Seller, nor does any question with respect to representation exist concerning such employees.

         4.13 ERISA. For purposes of the following provisions of this Section 4.13, the term "Seller" includes any ERISA Affiliate.

                  (a) Section 4.13 of the Disclosure Letter lists each Benefit Plan.

                  (b) The Seller has not maintained or contributed to or had an obligation to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA), and the Seller has not incurred any Liability with respect to, or arising from, such a plan.

                  (c) To the knowledge of the Parent, nothing has occurred with respect to the design or operation of any Benefit Plan maintained by the Seller that is intended to meet section 401(a) of the Code (a "Qualified Plan") that could cause the loss of such qualification or exemption or the imposition of any Liability or Tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with any current law. Each of the Qualified Plans has been determined by the IRS to be qualified under section 401(a) of the Code and exempt from Tax under section 501(a) of the Code, and each such determination remains in effect and has not been revoked.

                  (d) Each Benefit Plan has been maintained in material compliance with all applicable laws, including the Code.

                  (e) The Seller has not maintained or contributed to or had an obligation to contribute to any plan subject to Title IV of ERISA.

                  (f) Other than as a result of the Buyer's assumption of the Assumed Liabilities, the Buyer will not be subject to any Liability with respect to any Benefit Plan under the requirements of ERISA, the Code or any other applicable laws.

         4.14 Intellectual Property.

                  (a) General. Section 4.14(a) of the Disclosure Letter sets forth with respect to Proprietary Rights that are material to and (i) owned by or (ii) used in the Business as presently conducted: (i) for each trademark or service mark, whether or not registered, the application serial number or registration number and the corresponding jurisdiction of the same, (ii) for each copyright for which registration has been sought, the registration number and date of registration in the U.S. or the date that such application for registration was submitted to the U.S. Copyright Office, (iii) for each patent which has been issued or invention for which a patent application has been filed, whether or not issued, the number and date of the patent application (as the case may be) for each country in which a patent application has been made or a patent has been issued, (iv) for each mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration and (v) for each registered URL and domain name, whether the URL or domain name is currently in use.

                  (b) Adequacy. Except as set forth in Section 4.14(b) of the Disclosure Letter, the Proprietary Rights of the Seller are all those reasonably necessary for and used to conduct the Business as presently conducted, including the design, development and sale of all products or services currently under or in production and including all Proprietary Rights related to supplier enablement solutions (a/k/a "Marketplace Managers" and "Business Card Listings"), company- or industry-specific purchasing networks (a/k/a "Private Supplier Networks" or "PSN's"), enterprise software solutions to manage a PSN (a/k/a "Content and Community Portals" and "Spend Analysis Solutions") and traditional buyer/supplier communities ("Verticals").

                  (c) Royalties and Licenses. Except as set forth in Section 4.14(c) of the Disclosure Letter, the Seller has no obligation to compensate any Person for the use of any of the Proprietary Rights of the Seller.

                  (d) Software.

                           (i) Section 4.14(d) of the Disclosure Letter contains
a complete list of all the Software Products that relate to the Proprietary Rights of the Seller. To the Selling Companies' knowledge, the Software Products (excluding any databases contained therein) perform substantially in accordance with the specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of such Software Products for their intended purposes.

                           (ii) Except as set forth in Section 4.14(d) of the
Disclosure Letter, all right, title and interest in and to the Software Products is owned by the Seller, free and clear of all Encumbrances other than Permitted Liens. To the Selling Companies' knowledge, the sale, license, distribution, marketing or use of the Software Products or off-the-shelf-software by the Seller does not violate any Proprietary Rights of any other Person, and to the Selling Companies' knowledge, the Selling Companies have not received any communication alleging such a violation. Except as disclosed in Section 4.14(d) the Disclosure Letter, to the Selling Companies' knowledge, all off-the-shelf-software used by the Seller performs substantially in accordance with the specifications and documentation accompanying such software, if any. Except as specified in Section 4.14(d) of the Disclosure Letter, to the Selling Companies' knowledge, the Seller does not have any obligation to compensate any Person for the sale, license, distribution, marketing or use of the Software Products. Other than as set forth in Section 4.14(d) of the Disclosure Letter, neither the Seller nor Vert Tech has granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, end-user licenses (the "End-User Licenses") granted by the Seller pursuant to license agreements. To the Selling Companies' knowledge, the Seller does not have any obligation owing to any Person to maintain, modify, improve or upgrade any of the Software Products, except for any such obligation set forth in an End-User License or under a customer-specific services agreement.

                           (iii) The Seller and Vert Tech have used commercially
reasonable efforts to keep secret and has not intentionally disclosed the source codes for the Software Products to any Person other than to those Persons identified in Section 4.14(d) of the Disclosure Letter.

                           (iv) Except as disclosed in Section 4.14(d) of the
Disclosure Letter, to the Selling Companies' knowledge, no Software Product contains any "backdoor" or concealed access or any "software locks" or similar devises which, upon the occurrence of a certain event, the passage of a certain amount of time or the taking of any action (or failure to take any action) by or on behalf of the Seller, will cause any of the Software Products used in the operation of the business of the Seller to be destroyed, erased, damage, otherwise rendered inoperable or inaccessible.

                           (v) Section 4.14(d) of the Disclosure Letter lists
all Contracts between or among the Seller, any employee thereof and a third party that imparts or that imparted an obligation of non-competition, secrecy, confidentiality or non-disclosure upon the Seller, any employee thereof or any third party with respect to any Software Product. Except as described in Section 4.14(d) of the Disclosure Letter, the Seller has no knowledge that the Seller or any current employee thereof either is or was under any obligation of non-competition, secrecy, confidentiality or non-disclosure to any third party with respect to any Software Product (except as set forth in any Seller Non-Disclosure Agreement).

                  (e) Ownership. Except as set forth in Section 4.14(e) of the Disclosure Letter and subject to the transfer of certain Proprietary Rights contemplated by Section 8.5 of this Agreement, the Selling Companies and their Affiliates own free and clear of any Encumbrances (other than Permitted Liens) all Proprietary Rights of the Seller, and such Proprietary Rights will not cease to be valid rights of the Selling Companies and their Affiliates by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

                  (f) Absence of Claims. Except as set forth in Section 4.14(f) of the Disclosure Letter, to the Selling Companies' knowledge, the Selling Companies have not received any written notice of alleged infringement of any rights of others due to any activity by the Seller. To the Selling Companies' knowledge, the Seller's use of the Proprietary Rights of the Seller in its past and current products and services does not infringe upon or otherwise violate the valid rights of any third party enforceable in the U.S.

                  (g) Protection of Confidential Proprietary Rights. The Seller and Vert Tech have taken all commercially reasonable steps necessary (including entering into appropriate confidentiality and non-disclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or business) to safeguard and maintain the secrecy and confidentiality of the Proprietary Rights of the Seller. To the Selling Companies' knowledge, there has been no breach of any such confidentiality or nondisclosure agreement by any party thereto.

                  (h) No Obscene/False/Defamatory Material. To the Selling Companies' knowledge, no (i) product, service, technology or publication of the Seller or of the Parent (with respect to the Seller), (ii) material published or distributed by the Seller or the Parent (with respect to the Seller) or (iii) conduct or statement of the Seller or the Parent (with respect to the Seller) constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any Regulation.

         4.15 Absence of Certain Changes. Except as described in Section 4.15 of the Disclosure Letter and except as explicitly set forth in the Transaction Documents, since the Unaudited Balance Sheet Date, the Seller has not undertaken, or permitted to be taken, any of the actions set forth below, whether or not any such action could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate:

                  (a) incurred any capital expenditures or indebtedness for borrowed money relating to the Seller, in each case in excess of $10,000;

                  (b) made any sale, assignment or transfer of the Purchased Assets, or any additions to or transactions involving any Purchased Assets, other than those made in the ordinary course of business, consistent with past practices;

                  (c) except for Permitted Liens, mortgaged, pledged or subjected to any lien any of the Purchased Assets;

                  (d) disposed or agreed to dispose of any Purchased Asset, other than in the ordinary course of business, consistent with past practices;

                  (e) materially modified or amended any Assumed Contract identified as a Vendor Contract listed on Schedule 1;

                  (f) permitted the damage or destruction to any Purchased Asset, whether or not covered by insurance (other than inventory and supply damage offset by fully collectible freight claims against common carriers for the fair value thereof); or

                  (g) taken any action or omitted to take any action (or committed to take any action or omit to take any action) that would result in the occurrence of any of the foregoing.

         4.16 Operation of the Business. Except as described in Section 4.16 of the Disclosure Letter, (a) the Business has been conducted only through the Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Seller, (b) no part of the Business has been operated by or involves any Person other than the Seller, and (c) immediately after Closing, none of the Selling Companies or any of their Affiliates will have inter-company receivables or payables relating to the Business.

         4.17 Finder's Fees. Other than the Jordan Edmiston Group, Inc., and those members of the management team of the Seller specifically identified in
Section 4.17 of the Disclosure Letter, no Person retained by the Seller or any Affiliate thereof is or will be entitled to any broker or finder's fee or similar fee or commission in connection with the Transactions.

         4.18 Insurance. There are no outstanding unsettled claims under any such policy or binder that individually, or in the aggregate, exceed the coverage of any such policy or binder. There is no failure by the Selling Companies to pay premiums when due, and there is no material inaccuracy in any application for such policies or other insurance arrangements.

         4.19 Condition of Purchased Assets; Title; Business.

                  (a) Except as set forth on Section 4.19(a) of the Disclosure Letter, the Selling Companies have good and marketable title to all the Purchased Assets free and clear of all Encumbrances other than Permitted Liens.

                  (b) Schedule 2.1(a)(i) lists all of the material items of equipment and other tangible assets owned or leased by the Seller in connection with the Business as of the Closing Date. The personalty included in the Purchased Assets is in good working condition, ordinary wear and tear excepted, and no more than an immaterial portion of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are adequate for the uses to which they are currently being put.

                  (c) The Seller's principal place of business and chief executive office, any trade names used in its business are identified in Section 4.19(c) of the Disclosure Letter.

         4.20 Warranties. To the Seller's knowledge, there have been no written claims for breach of any warranty by any customer of the Business. Section 4.20 of the Disclosure Letter describes the general warranty offered to the customers of the Business.

         4.21 June Contracts. Set forth on Section 4.21 of the Disclosure Letter is a complete and correct list of all Marketplace Manager and advertising Contracts sold through June 26, 2002.

5. Representations and Warranties of Vert Tech. The Selling Companies, jointly and severally, hereby represent and warrant to the Buyer Parties as follows:

         5.1 Corporate. Vert Tech is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Vert Tech has all the necessary power and authority to own and license Proprietary Rights owned by it.

         5.2 Authorization. Vert Tech has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Vert Tech has been duly authorized by all necessary limited liability company action on the part of Vert Tech. The respective Transaction Documents to which Vert Tech is or will be a party constitute or will constitute, upon their execution and delivery, valid and binding obligations of Vert Tech, enforceable in accordance with their terms, except to the extent that
(a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other Governmental Authority or tribunal before which any proceeding therefor may be brought.

         5.3 Title. Except as set forth in Section 5.3 of the Disclosure Letter, Vert Tech owns free and clear of any Encumbrances (other than Permitted Liens) all Proprietary Rights of the Seller and such Proprietary Rights will not cease to be valid rights by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         5.4 Absence of Claims. Except as set forth in Section 5.4 of the Disclosure Letter, Vert Tech has not received any written notice of alleged infringement of any rights of others due to any activity by the Vert Tech. To the Selling Companies' knowledge, Vert Tech's use of the Proprietary Rights of Vert Tech in its past and current products and services does not infringe upon or otherwise violate the valid rights of any third party enforceable in the U.S.

6. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Buyer Parties as follows:

         6.1 Corporate. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Parent has all necessary power and authority to own, lease and operate the material assets, owned or leased by it.

         6.2 Authorization. The Parent has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Parent has been duly authorized by all necessary corporate action on the part of the Parent. The respective Transaction Documents to which the Parent is or will be a party constitute or will constitute, upon their execution and delivery, valid and binding obligations of the Parent, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other Governmental Authority or tribunal before which any proceeding therefor may be brought.

         6.3 Implied Representations or Warranties. The Parent understands and acknowledges that the Buyer, its officers, directors, and employees, stockholders, members, Affiliates and representatives are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Buyer explicitly set forth in this Agreement and the other Transaction Documents to which it is a party, but, in such event, only to the extent as set forth therein with respect to the subject matter thereof.

7. Representations and Warranties of the Buyer.

         The Buyer Parties, jointly and severally, hereby represent and warrant to each of the Selling Companies as follows:

         7.1 Corporate. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws under which such entity was incorporated. Each Buyer Party is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it does business as of the date hereof where it is required to be so qualified, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Charter Documents of each Buyer Party that have been delivered to the Parent have been duly adopted and are current, correct and complete. Each Buyer Party has all necessary power and authority to own, lease and operate the material assets, owned or leased by it.

         7.2 Authorization. Each Buyer Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Buyer Party has been duly authorized by all necessary corporate or other required action on the part of each Buyer Party. The respective Transaction Documents to which each Buyer Party is a party constitute, upon their execution and delivery, valid and binding obligations of each Buyer Party, enforceable in accordance with their terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefore may be brought.

         7.3 Validity of Contemplated Transactions. Neither the execution and delivery by a Buyer Party of the Transaction Documents to which it is a party, nor the performance by such Buyer Party of the Transactions to which it is a party, will (a) violate any material Regulation or Court Order to which such Buyer Party is subject, (b) conflict with or result in any breach of any provision of the Charter Documents of such Buyer Party, (c) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority applicable to such Buyer Party, (d) require any consent, approval or notice under, or result in a violation or breach of, or constitute a Default under, any of the terms, conditions or provisions of any Contract, Proprietary Right or other document to which such Buyer Party is a party or by which any of its assets may be subject, except where the failure to receive any such consent, approval or authorization would not materially and adversely affect the ability of such Buyer Party to consummate the Transactions to which it is a party, (e) accelerate, alter or cause the maturation of or create any Liability of such Buyer Party or give any other Person the right to cause any of the foregoing, or give any Person any rights or remedies against the such Buyer Party, (f) alter, diminish or result in the termination, revocation, suspension, cancellation, withdrawal or loss of any of such Buyer Party's assets or create any rights or assets in any other Person that may be adverse to such Buyer Party, (g) cause such Buyer Party to become subject to or liable for any Tax or cause any of such Buyer Party's assets or Proprietary Rights to be reassessed or re-valued by any taxing authority or other Governmental Authority or (h) result in the creation or imposition of any Encumbrance upon any of the such Buyer Party's assets or Proprietary Rights, give rise to any rights or Liabilities under any security interests in the such Buyer Party's assets or Proprietary Rights or give to any other Person any interest or right in any of such Buyer Party's assets or Proprietary Rights.

         7.4 Brokers or Finders. No Person retained by any Buyer Party or its Affiliates is or will be entitled to any brokers or finder's fee or similar fee or commission in connection with any of the Transactions.

         7.5 Implied Representations or Warranties. Each Buyer Party understands and acknowledges that the Selling Companies, their respective officers, directors, and employees, stockholders, members, Affiliates and representatives are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Selling Companies explicitly set forth in this Agreement and the other Transaction Documents to which they are a party, but, in such event, only to the extent as set forth therein with respect to the subject matter thereof.

8. Certain Covenants.

         8.1 Public Announcements. For a period of three months following the Closing Date, the Parent and its Affiliates, on the one hand, and the Buyer Parties and their respective Affiliates, on the other hand, shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement or the Transactions (including the financial terms hereunder), and shall not issue any such press release or public announcement prior to such consultation or as to which any of the other Parties shall reasonably object, except as may be required by law or judicial process; provided, however, that the Parent shall have the right to disclose the terms of the Transactions, in its sole discretion and without having to secure the consent of any Buyer Party, in order to satisfy its general obligations as a public company.

         8.2 Expenses. Each Party shall pay all of its own expenses incurred in connection with the Transactions, except as may be specifically provided otherwise herein.

         8.3 Employees. As of the Closing Date, the Buyer shall offer employment, at salary levels (other than historic bonus or commission practices) no less favorable than those currently enjoyed by employees of the Business and those benefits set forth on Schedule 8.3(a), to all individuals set forth on
Schedule 8.3(b). The Buyer shall be solely responsible for all Liabilities arising out of or related to the actual or constructive termination of employment of any employee set forth on Schedule 8.3(b) who accepts employment with the Buyer whether or not arising as a result of the Transactions. In no event shall such agreement to offer employment be construed to obligate any Buyer Party to retain in its employ any employee for any specified period of time following the Closing Date. The Buyer's employment of any individual pursuant to this Section 8.3 shall be contingent upon such individual entering into the Buyer's approved form of Non-Competition Agreement and Intellectual Property Agreement (collectively, a "Buyer Employment Agreement").

         8.4 Confidentiality. Except as otherwise provided herein, each Party shall, and shall cause its Affiliates and its consultants, advisors and representatives of itself and each Affiliate to, treat as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by the requirements of law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning the other Parties and each Party shall not, and shall cause its Affiliates not to use such information to the detriment of the other Parties or their Affiliates. The Parties shall interpret this Section 8.4 in a manner consistent with the terms of the Nondisclosure Agreement; provided, however that, if the terms of the Nondisclosure Agreement are inconsistent with the terms of this Agreement, the terms of the Nondisclosure Agreement shall govern.

         8.5 Transfer of Certain Proprietary Rights. On the Closing Date, the Selling Companies and their Affiliates shall:

                  (a) assign to the Buyer, free and clear of all Encumbrances, other than Permitted Liens, all of right, title and interest of the Selling Companies and their Affiliates in those Proprietary Rights listed in Schedule 2(a)(iii) that have been identified as not being held by the Seller as of the date hereof but are, nonetheless, meant to be transferred to the Buyer as part of the Transactions, in each such case to the extent necessary to provide the Seller with all of right, title and interest of the Selling Companies and their Affiliates in the listed Proprietary Rights;

                  (b) execute and deliver to the Seller all documentation that is reasonably required to evidence the transfer of all of the Proprietary Rights set forth in subsection (a) above to the Seller; and

                  (c) cause the Seller and Vert Tech, to mutually terminate the licenses and all obligations related thereto set forth in Section 4.14(c) of the Disclosure Letter.

         8.6 Post Closing Proprietary Rights Obligations. Following the Closing Date, the Selling Companies and their Affiliates shall use commercially reasonable efforts to forward all written allegations of infringement related to the Proprietary Rights of the Seller to the Buyer. The Selling Companies and Vert Tech shall reasonably assist the Seller with the investigation of such claims. The Selling Companies and Vert Tech, at the Buyer's expense, shall provide reasonable assistance to the Buyer to minimize impediments, if any, to the Buyer's ability to secure rights in trademarks that may be "confusingly similar" to the trademark "Verticalnet."

         8.7 Consents.

                  (a) Each Party shall cooperate with the other Parties, and use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions. The Selling Companies shall furnish to the Buyer such necessary information and reasonable assistance as the Buyer may reasonably request in connection with the foregoing and shall provide the Buyer with copies of all filings made by such Selling Company with any Governmental Authority or any other information supplied by such Parent Party to a Governmental Authority in connection with this Agreement. The Buyer shall have sole responsibility for obtaining all Required Consents and shall use its best efforts in connection therewith.

                  (b) The Buyer Parties, jointly and severally, shall discharge all of any Selling Companies' obligations to any third party (each a "Vendor") with respect to all Non-Assignable Contracts listed on Section 4.3 of the Disclosure Letter, except to the extent the Buyer has modified the obligations thereunder, in which case, the foregoing obligations shall be to the extent a Selling Company continues to remain obligated under any such Contract. Notwithstanding the foregoing, neither Buyer Party shall have any obligation hereunder for that portion of those payment obligations of a Selling Company arising prior to the Closing for services, products or other activities relating to a period prior to the Closing. In furtherance of the foregoing, the Buyer shall attempt to enter into commercially reasonable arrangements with each Vendor to satisfy directly such obligations on the Seller's behalf. If the Buyer is unable to enter into such arrangements, the Buyer Parties, jointly and severally, shall beginning on the 15th Business Day of each month after the Closing and until all of such obligations of any Selling Company under any Non-Assignable Contract have been satisfied in full (or other mutually acceptable arrangements have been entered into), submit by check to the Parent, the full amount of the Parent's monthly payment obligation to each respective Vendor. Upon receipt of such funds, the Parent shall pay the full amounts thereof to each such Vendor. The Buyer shall have the right to attempt to negotiate with each Vendor a reduced aggregate obligation for the Non-Assignable Contracts listed in Section 4.3 of the Disclosure Letter; provided, however, (i) the Buyer shall remain obligated to satisfy in full the Selling Companies obligation to the Vendors under such Non-Assignable Contracts (other than that portion of those payment obligations arising prior to the Closing for services, products or other activities relating to a period prior to the Closing), (ii) that during the negotiation, the Buyer shall continue to provide to the Parent the amount (and in the manner) specified in the immediately preceding sentence and (iii) that the Buyer shall use commercially reasonable efforts during such negotiation to cause each Vendor to remove the Parent as the obligated party under such Non-Assignable Contract to which such Vendor is a party and to place the Buyer in the Parent's place. The Buyer shall provide notice to the Parent prior to any such negotiation and the Buyer Party shall not enter into any binding obligation with respect thereto without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

         8.8 Subsequent Payments. After the Closing:

                  (a) If any Buyer Party receives any proceeds paid on account of any Contract that is an Excluded Asset, such Buyer Party shall pay over to the Parent any amounts so received within five Business Days; and

                  (b) If any Seller Party receives any proceeds on account of any Contract that is a Purchased Asset, such Seller Party shall pay over to the Buyer any amounts so received within five Business Days.

         8.9 Transition. For a period of no more than three months after the Business vacates the Facility, the Seller and the Parent shall forward all mail, remittance, receipts, funds, notices, consents or other mailings received by any Selling Company relating to the Business to the Buyer. In addition, until such time as the Business vacates the Seller's premises in Horsham, Pennsylvania, the Seller shall continue to provide the Buyer with the use of the Seller's phone system and data lines so long as the Buyer reimburses the Selling Companies monthly invoiced amounts for the costs incurred by the Selling Companies to provide such systems or unless otherwise mutually agreed in writing by the Parties.

         8.10 Post-Closing Payables. After the Closing, upon the Seller's receipt of any bills or invoices related to the Business that cover both pre- and post-Closing periods, the Seller shall provide the Buyer with an accounting of the amounts owed under such bills or invoices for any post-Closing periods. The Buyer shall promptly remit any such amounts to the Parent.

         8.11 Online Navigation. For a period not to exceed six months from the date hereof, the Parent shall provide online navigation (in such reasonable manner as shall be mutually agreed upon by the Parent and the Buyer) from the Parent's site on the World Wide Web to the Buyer's site on the World Wide Web.

         8.12 Proration of Certain Expenses. Any Assumed Liabilities which relate to the ordinary operations of the Business whose billing cycle covers a time period overlapping the Closing Date shall be prorated between the Seller and the Buyer on a per diem basis as of the Closing Date. The Buyer and the Seller shall mutually agree upon the appropriate method for paying any such voices prior to the applicable due dates thereof. To the extent that either the Buyer or the Seller has paid more than its pro rata portion of any such applicable invoice pursuant to this Section 8.12, it shall be reimbursed by the other Party for all such amounts no later than August 31, 2002.

         8.13 Satisfaction of Certain Payables. The Selling Companies shall satisfy when due all amounts owed under those Vendor Contracts that are Assumed Liabilities unless such payment obligations are contested by a Selling Company in good faith.

9. Additional Covenants of the Selling Companies.

         9.1 Competition.

                  (a) During the period beginning on the Closing Date and ending on the third anniversary thereof (the "Non-Competition Period"), neither the Parent nor its Affiliates (each, a "Restricted Party") shall, directly, in any capacity, own, manage, control, engage or have a financial interest or otherwise participate (in each case, a "Restricted Activity") in any (i) industry-focused online public marketplaces, (ii) production, marketing or selling of online marketing software solutions or (iii) the creation or management of online supplier directories as a proprietary product (in each case, a "Restricted Business") (other than a passive beneficial ownership of less than 20% of the equity interests of any Person engaged in any of the foregoing), nor shall any Restricted Party assist any Person that shall be engaged in any such Restricted Activities with respect to a Restricted Business, including making available any information or funding to any such Person during the Non-Competition Period anywhere in North America (the "Restricted Area"). If, prior to June 30, 2003, the Parent has received less than $1.0 million pursuant to Section 2.5, then the Parent shall have the option to terminate the Buyer Parties obligations under
Section 2.5 by providing written notice thereof to Buyer, and, upon such termination, the Restricted Parties shall have no further obligations under this
Section 9.1(a).

                  (b) During the Non-Competition Period, no Restricted Party shall solicit any employee listed on Schedule 8.3(b) that has accepted employment with the Buyer or for the purposes of employing such employee or otherwise having any such employee terminate his or her employment with the Buyer.

                  (c) If any of the provisions of or covenants contained in this
Section 9.1 is hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in this Section
9.1 is held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the Parties hereby agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable.

                  (d) In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 9.1, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 9.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages under Section 10.

         9.2 Facility Move and Additional Equipment.

                  (a) The Parent shall reimburse the Buyer for actual costs incurred by the Buyer's physical move of the Business from the Facility to another location within 20 miles from the Facility following the Closing Date; provided, however, that the Parent shall not be liable for any cost or expense, whatsoever, in excess of $50,000 and the Buyer shall take commercially reasonable steps to minimize the amount of such actual costs to below $50,000.

                  (b) The Parent shall provide the Buyer with two television sets and a video-conference camera that the Parent has at the Facility. The Buyer Parties each hereby acknowledges that such assets are being sold on an "as-is" basis and the Parent makes no representation or warranty either express or implied regarding the condition or use of such equipment.

         9.3 Maintenance of Records. The Parent shall not remove the Seller's accounting records from the Parent's Oracle database for a period of 120 days after the date hereof. The Parent shall provide the Buyer with copies of such records during such period, provided that any such request is reasonable and no such records are, in the Parent's reasonable discretion, confidential or proprietary in nature.

         9.4 Verticalnet Trade Name and Trademarks. Following the Closing Date and continuing for six months thereafter, the Selling Companies and Vert Tech shall not sell, convey or otherwise assign, other than to an Affiliate of the Parent, any trade name or trade mark containing the term "Verticalnet," unless in connection with the sale of all or substantially all of the assets of the Parent. The previous sentence notwithstanding, during the Non-Competition Period, the Selling Companies and Vert Tech shall not sell, convey or otherwise assign, any trade name or trade mark containing the term "Verticalnet" to any Person engaged directly in a Restricted Business or a trade publication business. If following the end of the Non-Competition Period, the Selling Companies or Vert Tech receive a bona fide offer from a third party to purchase any trade name or trademark containing the term "Verticalnet," then the Parent shall provide the Buyer with written notice of the terms of such offer and the Buyer shall have a reasonable time not to exceed 30 days to match such bona fide offer.

10. Indemnification.

         10.1 General.

                  (a) Parent Indemnification. From and after the Closing Date, the Parent and the Seller shall, jointly and severally, indemnify and hold harmless the Buyer Parties and each of their respective Affiliates, officers, directors, partners, principals, employees or agents (collectively, the "Buyer Indemnified Parties") in accordance with this Section 10 from and against any Damages (defined below) that any Buyer Indemnified Party suffers as a result of any (i) breach of any representation, warranty, covenant or agreement of the Selling Companies contained in this Agreement and not known by a Buyer Party on or prior to the Closing Date and (ii) Excluded Liability or Excluded Asset. The term "Damages" means any Liabilities after taking into account related insurance recoveries and Tax Benefits, including related reasonable attorneys', consultants' and other professional fees and disbursements incurred by any Indemnified Party, but excluding (x) any consequential damages (other than those consequential damages arising out of a breach of a representation or warranty by a Party to this Agreement that were made with an intent to mislead or defraud) or punitive damages and (y) the effect of any multiplier that may be alleged to have been used by a Party in its determination of the Purchase Price. To the extent that the Buyer has charged an expense against the EBITDA of the Business during the Earn-out Period that has been allowed under Section 2.5 and is related to the items set forth in the foregoing clauses (i) or (ii), the amount of such expense may not be claimed as Damages hereunder.

                  (b) Buyer-Related Indemnification. From and after the Closing Date, the Buyer Parties, jointly and severally, shall indemnify and hold harmless the Selling Companies and each of their respective Affiliates, officers, directors, members, partners, principals, employees or agents (collectively, the "Seller Indemnified Parties") from and against any Damages that such Seller Indemnified Party suffers that results from, relates to or arises under any (i) breach of any representation, warranty or covenant of the Buyer contained in this Agreement and not known by a Selling Company on or prior to the Closing Date, (ii) (A) Purchased Asset or Assumed Liability, including any failure to satisfy when due any Assumed Liability, (B) failure by the Buyer Parties to obtain any Required Consents or satisfy any Vendor Contract in accordance with Section 8.7 and (C) breach of the Buyer's obligations under
Section 8.3.

         10.2 Procedure for Claims.

                  (a) If any Buyer Indemnified Party desires to seek indemnification under Section 10.1(a), the Buyer Indemnified Party shall give notice to the Parent (a "Claim Notice") prior to the applicable Expiration Date specified below, which notice shall describe in reasonable detail the nature of the claim and the amount of the Damages incurred. The Parent shall respond to any Claim Notice (a "Claim Response") within 30 Business Days (the "Response Period") after the date that the Claim Notice is received. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the claim described in the related Claim Notice is disputed. If the Parent fails to give a Claim Response within the Response Period or does not dispute the claim described in a Claim Notice, then the Buyer Indemnified Party may pursue whatever legal remedies may be available to recover the Damages as to which the Buyer Indemnified Party is seeking indemnification.

                  (b) Notwithstanding any other part of this Section 10, (i) the Buyer Indemnified Parties shall be entitled to indemnification under Section
10.1 only when the aggregate of all Damages to the Buyer Indemnified Parties from all items as to which it would otherwise be entitled to indemnification under Section 10.1 exceeds $250,000 (the "Deductible Amount"), and then only to the extent of such excess amount; provided, however, that the Parent shall not be liable, in the aggregate, under Section 10.1 for an amount in excess of $1,000,000 (the "Cap Amount") and (iii) the Buyer Indemnified Parties shall not be entitled to seek indemnification under Section 10.1 for any breach, or group of breaches that arise from the same state of facts, of a representation or warranty of which any Buyer Party had knowledge of any facts, conditions or circumstances prior to the Closing by which it could be reasonably inferred that such breach or group of breaches had or were reasonably likely to occur. Notwithstanding the foregoing, there shall be no Deductible Amount or Cap Amount applicable to Claims for Damages for (A) breaches of Sections 4.1, 4.2, 4.3, 4.14(e), 4.19(a), 5.1, 5.2, 5.3, 6.1 and 6.2 and the first sentence of Section 4.14(d)(ii) and the first sentence of Section 4.14(f), or (B) any Damages arising under clause (ii) of Section 10.1(a); provided, however, that in the case of the foregoing clause (A) none of the Selling Companies shall be liable for an amount in excess of the Purchase Price.

                  (c) Except for any injunctive or other equitable relief to which any Party may be entitled or claims for fraud or fraudulent misrepresentation or in order to enforce Sections 2.5, 8.3, 8.7 or 9.1, the indemnification remedies provided in Section 10.1 shall constitute the exclusive remedy of the Parties after the Closing for any claim in connection with this Agreement or any other Transaction Documents, including any claim for any Damages resulting from a breach of any Party of any representation, warranty, covenant or agreement, and no Party, nor any Affiliate thereof or any other Person shall be entitled to make any claim or otherwise recover Damages from any Party except as expressly provided under Section 10.1.

                  (d) Whenever there is an event, condition or a circumstance (a "Possible Breach") the subject matter of which is covered by more than one of the representations and warranties contained in Sections 4, 5 or 6 (the "Applicable Representations") and one or more of such representations (the "Specifically Applicable Representations") more specifically relate to the subject matter of the Possible Breach, then if such Possible Breach would not cause a breach of any Specifically Applicable Representations, an Indemnified Party shall not be able to claim indemnification with respect to a breach of any of the more general Applicable Representations.

         10.3 Expiration Dates. Any claim for indemnification under Section 10.1 shall be made by giving a Claim Notice under Section 10.2 on or before the applicable "Expiration Date" specified below in this Section 10.3, or the claim under Section 10.1 shall be invalid. The following claims shall have the following respective "Expiration Dates:" (a) the 18-month anniversary of the Closing Date with respect to any other claim for indemnification under Section 10.1 and (b) the 42-month anniversary of the Closing Date with respect to any claim for indemnification with respect to a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.14(e), 4.19(a), 5.1, 5.2, 5.3, 6.1 and 6.2 or concerning Taxes.

         10.4 Third Party Claims. If a Buyer Indemnified Party desires to seek indemnification under Section 10.1 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party, such Buyer Indemnified Party shall give the Parent prompt notice of a third party's institution of such Action. Upon the Buyer's receipt of notice of an Action, such Buyer Indemnified Party shall promptly notify the Parent in writing specifically referring to this Section 10.4(a) and in reasonable detail of such Action and include with such notice copies of all notices and documents (including court papers) served on or received by such Buyer Indemnified Party from such third party; provided, however, that no failure or delay in the giving of such notice shall relieve the indemnifying Party of any Liability hereunder (except to the extent the rights of such indemnifying Party have been prejudiced thereby). Upon receipt of such notice, the Parent shall be entitled to participate in such Action, to assume the defense thereof with counsel reasonably satisfactory to such Buyer Indemnified Party, and to settle or compromise such Action, provided that if such Buyer Indemnified Party has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of such Buyer Indemnified Party, which consent shall not be unreasonably withheld or delayed. After notice to such Buyer Indemnified Party of the Parent's election to assume the defense of such Action, the Parent shall not be liable to such Buyer Indemnified Party under Section
10.1 for any legal or other expenses subsequently incurred by such Buyer Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that such Buyer Indemnified Party shall have the right to employ counsel to represent such Buyer Indemnified Party if either
(a) such Action involves remedies other than monetary damages and such remedies, in such Buyer Indemnified Party's reasonable judgment, could have a material adverse effect on such Buyer Indemnified Party or (b) such Buyer Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be alleged by the Parent, and in any such event the fees and expenses of such separate counsel shall be paid by such Buyer Indemnified Party. If the Parent does not elect to assume the defense of such Action within 45 Business Days of such Buyer Indemnified Party's delivery of notice of such Action, such Buyer Indemnified Party shall be entitled to assume the defense thereof. If the Parent assumes such defense, such Buyer Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Parent), at its own expense, separate from the counsel employed by the Parent, it being understood that the Parent shall control such defense. The Parent shall be liable under this Section 10.4(a) for the fees and expenses of counsel employed by such Buyer Indemnified Party for any period during which the Parent has failed to assume the defense thereof (other than during the period prior to the time such Buyer Indemnified Party shall have given notice of the third party claim as provided above). Unless it has been conclusively determined through a final, non-appealable order of a court of competent jurisdiction (or settlement tantamount thereto) that the Parent is not liable to such Buyer Indemnified Party under this Section 10.4(a), such Buyer Indemnified Party shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise, any such Action without the consent of the Parent, which consent shall not be unreasonably withheld or delayed. If the Parent assumes such defense and proposes to accept an offer by such third party to settle such Action, and such Buyer Indemnified Party does not consent to such settlement proposal, the Damages for such Action for which the Parent may be liable hereunder shall not exceed the amount of such settlement proposal. Notwithstanding the foregoing, the Parent shall require the Buyer's consent, which shall not be unreasonably withheld, conditioned or delayed, to assume the defense of any Action (and shall be liable for the reasonable fees and expenses of one counsel reasonably acceptable to the Parent incurred by the Buyer Indemnified Party in defending such Action) if the Action seeks an order, injunction or other equitable relief or relief other than money damages against the Buyer Indemnified Party which the Buyer

Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Action can be so separated from that for money damages, the Parent shall be entitled to assume the defense of the portion relating to money damages, in accordance with this Section 10.4(a). The Parent and such Buyer Indemnified Party shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such Action. The indemnification required by Section 10.1 shall be made only if (a) the Parent admits, including settlement, that an indemnification obligation is owing hereunder or (b) a dispute about such indemnification is resolved in accordance with Section 10.2; and then only as and when bills are received or Damages are actually incurred by the Buyer.

         10.5 Set-Off Right. The Buyer Parties shall have the right to set-off or recoupment against any amount payable to the Parent under Section 2.5 the amount of any unpaid claim to which it is entitled to indemnification under this
Section 10. In the event that such claim or payment is the subject of a dispute between the Buyer Parties and the Seller Companies, such right of set-off or recoupment shall not be exercised until such dispute shall have been resolved by mutual agreement or by a final, non-appealable judgment rendered by a court of competent jurisdiction.

11. General.

         11.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles concerning conflict of laws.

         11.2 Jurisdiction. Each Party hereby irrevocably submits itself to the jurisdiction of the state courts of the Commonwealth of Pennsylvania in and to the jurisdiction of the U.S. District Court for the Eastern District of Pennsylvania for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement, any other Transaction Document or the subject matter hereof or thereof brought by the Buyer or any Buyer Indemnified Party Indemnified Party or any Selling Company or any Seller Indemnified Party or any of their respective successors or assigns. Each Buyer Indemnified Party Indemnified Party and the Seller Indemnified Party, to the extent permitted by applicable law hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Buyer Indemnified Party Indemnified Party and the Seller Indemnified Party hereby consents to the service of process by mail at its notice address set forth herein, as amended from time to time. Final judgment against any Buyer Indemnified Party Indemnified Party and the Seller Indemnified Party in any such suit, action or proceeding shall be conclusive, and may be enforced in any other jurisdiction
(x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of liability of such Party or
(y) in any other manner provided by or pursuant to the laws of such other jurisdiction.

         11.3 Further Assurances. The Parties shall execute and deliver any and all papers and documents necessary to complete the Transactions.

         11.4 Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned or held in trust for a third-party by any Party without the written consent of the other Parties. If any Party or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties, assets or stock to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of such Party (or their successors and assigns) shall assume the obligations of such Party in this Agreement.

         11.5 Waiver of Conditions. Any Party may waive any condition provided in this Agreement for its benefit. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

         11.6 Exhibits. Schedules. All of the Exhibits and Schedules attached to this Agreement are hereby incorporated herein and made a part hereof.

         11.7 Disclosure Letter. Disclosure of any matter in the Disclosure Letter shall not constitute an expression of a view that such matter is material and any matter disclosed in the Disclosure Letter shall be deemed disclosed with respect to any Section of the Agreement or section of the Disclosure Letter by which it is reasonably apparent from the nature of such disclosure that such matter is applicable to such Section of the Agreement or section of the Disclosure Letter and the matter and extent of such disclosure is sufficient to identify the facts and circumstances required to be disclosed by such Section of the Agreement.

         11.8 Entire Agreement. Except for the Non-Disclosure Agreement, this Agreement contains the entire agreement among the Parties and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns

         11.9 Notices. Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the earlier of the date when received at, or the seventh day after the date when sent by registered or certified mail to, the respective addresses specified for the Parties below or as such addresses may be changed by notice in writing to the other Parties.

                  TO THE BUYER PARTIES:

                  Vert Markets Inc.
                  c/o Peterson Brothers, Inc.
                  29 West South Street, Suite J
                  Corry, PA 16407
                  Attn:  Terry Peterson
                  Facsimile:  (814) 664-9778

                  With a required copy to:

                  Kirkpatrick & Lockhart LLP
                  Henry W. Oliver Building
                  535 Smithfield Street
                  Pittsburgh, PA 15222-2312
                  Attn:  Jerry H. Owens, Esq.
                  Facsimile:  (412) 355-6501

                  TO THE SELLING COMPANIES:

                  Verticalnet, Inc.
                  300 Chester Field Parkway
                  Malvern, PA 19355
                  Attn: General Counsel
                  Facsimile: (215) 315-4698

                  With a required copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA 19103
                  Attn: Michael L. Pillion
                  Facsimile: (215) 963-5299

         11.10 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         11.11 Amendment. This Agreement may be amended at any time pursuant to a written instrument signed by the Buyer and the Selling Companies.

         11.12 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         11.13 Negotiated Agreement. The Parties each hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

         11.14 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         11.15 Relationship of the Parties. For purposes of this Agreement and all transactions contemplated hereby, neither the Seller Companies or Vert Tech, on the one hand, nor the Buyer Parties on the other, shall be considered a partner, co-venturer, agent or representative of the other, but the Parties shall remain in all respects independent contractors. Neither the Seller Companies or Vert Tech, on the one hand, nor the Buyer Parties on the other, shall have any right or authority to make or undertake any promise, warranty, or representation, to execute any Contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party, except to the extent specifically authorized herein or in writing by the other Party.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                  CORRY PUBLISHING, INC.


                                  By:
                                  Name:  Terence C. Peterson
                                  Title: President

                                  VERT MARKETS INC.


                                  By:
                                  Name:  Terence C. Peterson
                                  Title: Secretary and Treasurer

                                  VERTICALNET, INC.


                                  By:
                                  Name:  James W. McKenzie, Jr.
                                  Title: Executive Vice President,
                                         General Counsel and Secretary

                                  VERTICALNET LLC


                                  By:
                                  Name:  James W. McKenzie, Jr.
                                  Title: Executive Vice President and Secretary


                                  VERT TECH LLC


                                  By:
                                  Name:  James W. McKenzie, Jr.
                                  Title: Secretary